Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is executed as of October 6, 2008 (the “Effective Date”) by and between Thomas Costanza (the “Executive”) and a21, Inc. a corporation formed under the laws of the State of Delaware (“a21”),  and SuperStock Inc., a corporation formed under the laws of the State of Florida (“SuperStock”) (collectively, the “Company”) (each, a “Party” and, collectively, the “Parties”).

WHEREAS, the Executive and the Company entered into a written agreement effective as of January 3, 2006 (the “Employment Agreement”) relating to the employment of the Executive by the Company; and

WHEREAS, the Executive has resigned his employment with the Company and from each and every other position he may hold with the Company and any of its subsidiaries as of the Termination Date, as defined below, and the Executive and the Company wish to set forth their respective rights, liabilities and obligations, if any, under the Employment Agreement, as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereto agree as follows:

W  I  T  N  E  S  S  E  T  H

1. Termination of Employment, Compensation.

(a) The Executive’s employment with the Company terminated as of August 15, 2008 (the “Termination Date”).  The Company will, in the aggregate, pay the Executive continuing compensation (the “Compensation”) equal to four (4) month’s (i.e., through December 15, 2008) salary paid in installments, at such intervals as the Company regularly makes payments to employees generally, over such four (4) month period (the “Compensation Period”).  The Executive acknowledges that he has already received approximately one month of such payments.  The continuing compensation and other payments provided for in this Agreement shall immediately terminate if Executive revokes this Agreement in accordance with the 7-day revocation period provided for in Section 17 below.  Executive understands and agrees that the Company will deduct from any and all payments pursuant to this Agreement all federal, state and/or local withholding taxes and other deductions the Company is required by law to make from its wage payments to employees.  The Executive has already resigned effective as of August 15, 2008 from each and every position he may have held at the Company and its affiliates.  In the event that the Executive fails to comply with any material provision of this Agreement, the Compensation and other payments pursuant to this Agreement shall be immediately cancelled.

(b) During the Compensation Period, the Company shall provide the Executive with the same benefits he received while employed by the Company in accordance with, and subject to the terms and conditions of, the Company’s benefit plans and policies.

(c) These benefits shall include per normal bi-monthly payroll cycle: health coverage benefit per bi-monthly pay cycle base premium and HSA contribution of $134.58 vision care benefit, dental care benefit, monthly life insurance coverage, and short-term disability coverage.  Notwithstanding the foregoing, the Executive shall not be entitled to and shall not accrue or receive any 401(k), pension or vacation benefits during or with regard to the Compensation Period.

(d) The Company shall reimburse the Executive $933.351 for business expenses incurred prior to the Termination Date.

(e) If both a Change in Control, as defined in the stock option agreement entered into pursuant to the Company’s Incentive Plan, and a greater than Nine Million Dollar ($9,000,000) reduction in the amount of the Company’s outstanding promissory notes occur after the Effective Date (collectively, the “Conditions”), then the Company shall pay the Executive an amount determined as follows: (i) if both of the Conditions are satisfied on or before October 15, 2008 – Forty Thousand Dollars ($40,000), (ii) if both of the Conditions are satisfied after October 15, 2008 and on or before November 15, 2008 – Thirty Thousand Dollars ($30,000), (iii) if both of the Conditions are satisfied after November 15, 2008 and on or before December 15, 2008 – Fifteen Thousand Dollars ($15,000), and (iv) if the Conditions are satisfied after December 15, 2008 - $0.00.  The Company shall pay the foregoing amount, if any, within ten (10) days after satisfaction of both of the Conditions in accordance with its ordinary payroll practices.  The foregoing amount shall only be paid once.

(f) The Company agrees that 30,555 unvested shares of restricted common stock shall vest as of the Effective Date.

2. Consideration.  Except as specifically provided in this Agreement, the Employment Agreement is hereby cancelled and terminated and none of the parties thereto shall have any obligations to each other under the Employment Agreement, except as set forth in this Agreement.  Executive hereby acknowledges and agrees that the provisions of the Employment Agreement relating to any severance payments that Executive would be entitled to receive thereunder are cancelled and hereby terminated, and that except as provided in this Agreement, Executive has no legal or other entitlement to the arrangements described in the Employment Agreement, and that the Company’s agreement to make such payments and provide the other consideration specified in this Agreement, is sufficient consideration for the general release, non-solicitation and non-competition terms set forth respectively in this Agreement.

3. No Other Payments.  The Executive acknowledges that, as of the date hereof, the Company has made or has agreed in this Agreement to make all payments to the Executive as required under the Employment Agreement or otherwise for wages that the Executive has earned through the Termination Date hereof including bonuses, if any; and has reimbursed the Executive for all expenses he incurred on behalf of the Company to the date hereof and was entitled to be reimbursed for; and, except as provided in this Agreement, the Company currently owes him no other payments of any kind and of any nature.  Without limiting the generality of the foregoing, except as provided in this Agreement, the Executive hereby relinquishes any and all right he may have under the Employment Agreement to receive cash payments, benefits, shares and options.

1  Subject to receipt of appropriate documentation and confirmation by Company.

4. General Release.

(a) Except for the obligations undertaken by the Company under this Agreement, Executive hereby covenants and agrees and releases the Company, and all of its respective Affiliates (as defined below), and their respective employees, officers, directors and agents, from any and all debts, demands, actions, causes of action, suits, dues, sum and sums of money, accounts, reckonings, bonds, specialties, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, damages, extents, executions and liabilities and any and all other claims of every kind, nature and description whatsoever (collectively, “Claims”) the Executive (or Executive’s respective successors and assigns) has or hereafter can, shall or may have based on the Executive’s employment by the Company, any events that may have occurred during the course of his employment or the termination of that employment, or any other matters or claims of any kind or nature from the beginning of the world to the Effective Date (including without limitation, those arising out of or which may hereafter be claimed to arise out of the Employment Agreement or Executive’s status as a shareholder of the Company).  Without limiting the generality of the foregoing, the scope of this release includes (but is not limited to) a release of any and all claims for unpaid wages or other compensation, breach of contract, wrongful discharge, disability benefits, health and medical insurance, sick leave and employment discrimination.  Executive acknowledges and agrees that he is specifically releasing any rights or claims he may have under: the Age Discrimination in Employment Act (“ADEA”) (which prohibits discrimination in employment based on age); Older Workers Benefit Protection Act of 1990 (“OWBPA”) (which also prohibits discrimination in employment based on age); Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; Title I of the Americans with Disabilities Act; ; and all other federal, state and local laws and regulations prohibiting discrimination in employment.  Executive acknowledges and agrees that this release covers not only claims that he knows about, but also claims that he might not know about.  Executive covenants and agrees that the release set forth in this Section 4 shall be binding upon his successors and assigns.  By signing this Agreement, Executive acknowledges and agrees that he is forever giving up his rights to make any of the claims or demands mentioned above.  For purposes of this Agreement, “Affiliate” means any entity that controls, is controlled by, or is under common control with the Company.

(b) Except for the obligations undertaken by the Executive under this Agreement, the Company, for good and valuable consideration, the receipt of which is hereby acknowledged, hereby forever remises, releases and discharges the Executive, and his or its subsidiaries, divisions, stockholders, directors, officers, managers, employees and agents, from all Claims (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state local or otherwise) whether known or unknown which against the Executive and his  successors, agents, servants, beneficiaries, attorneys or assigns, the Company now has, may have, or ever had, from the beginning of the world to the Effective Date, including, without limitation, all statutory, tort, contract and other claims that were or could have been asserted and any and all matters which in any way relate to or arise out of the Company’s relationship with the Executive.  This release covers claims the Company is or is not currently aware of.  This release includes, but is not limited to, all claims for compensatory damages, punitive damages, attorneys’ fees, expenses and costs or other compensation of any kind, including any claims which were or might have been asserted by the Company or on its behalf.

5. No Lawsuits.  The Parties represent and warrant that they have not filed (whether recently or otherwise) any claim or lawsuit against the other Party or, in the case of the Company, its respective Affiliates, or any of their employees, officers or directors, based on the actions of the other Party or the Company’s Affiliates or any of their employees, officers or directors, in connection with the Executive’s employment and the termination of his employment with the Company.  Each Party covenants and agrees that they will never file a lawsuit asserting any claims that such Party has released in Section 4 above.

6. Non-Solicitation; Confidentiality and Non-Competition.  Executive acknowledges and agrees that (i) following provisions of the Employment Agreement each survives this Agreement, (ii) such provisions are hereby reaffirmed and incorporated herein by reference, and (iii) he will strictly comply with each and every such provision:  Sections 5 (Non-Solicitation), 6 (Confidentiality), 7 (Non-Competition) and 8 (Remedies).

7. Legal Process.  If Executive is served with legal process or other request purporting to require Executive to testify and/or produce documents at a legal proceeding involving any of the Company Entities, Executive shall (i) refuse to provide testimony or documents absent a subpoena, court order or similar process from a regulatory agency; (ii) promptly notify the Company of such legal process or other request; and (iii) promptly deliver to the Company a copy of all legal papers and documents served upon Executive and – prior to producing such documents – any and all documents that are responsive to such legal process or request.

8. Non-Disparagement.

(a) From and after the Termination Date for a period of six months, except to the extent required by law or under legal process, the Executive agrees not to (i) in any way publicly disparage the Company, its Affiliates or their respective shareholders, officers, directors, or employees, (ii) act in a manner reasonably likely to cause embarrassment or public humiliation to such entities or persons, or (iii) make any public statement or take any action that is reasonably likely to be adverse, inimical or otherwise detrimental to the interests of such entities or persons.

(b) From and after the Termination Date for a period of six months, except to the extent required by law or under legal process, the Company agrees to use commercially reasonable efforts to cause its directors and executive officers not to (i) in any way publicly disparage the Executive, (ii) act in a manner reasonably likely to cause embarrassment or public humiliation to the Executive, or (iii) make any public statement or take any action that is reasonably likely to be adverse, inimical or otherwise detrimental to the interests of the Executive.

9. Non-Admission of Liability.  This Agreement and the release contained herein shall not be construed as evidence nor an admission of any wrongdoing or violation of any law, regulation, rule or agreement.

10. Equitable Remedies and Waiver. Each Party recognizes that irreparable injury will result to the other Party if a Party breaches any provision of this Agreement, and the Parties agree that if any Party should engage, or directly cause any other person or entity to engage, in

11. any act in violation of any provision of this Agreement, then the non-breaching Party shall be entitled, in addition to any other remedies, damages and relief as may be available under applicable law, to seek an injunction prohibiting the breaching Party from engaging in any such act or specifically enforcing this Agreement, as the case may be.  It is understood and agreed that no failure or delay by the non-breaching Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

12. Severability and Blue Penciling.  If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.  However, if any court determines that any covenant in this Agreement or incorporated herein by reference from the Employment Agreement, including, without limitation, any restrictive covenant or any part thereof, is unenforceable because the duration, geographic scope or restricted activities thereof are overly broad, then such provision or part thereof shall be modified by reducing the overly broad duration, geographic scope or restricted activities to the maximum extent enforceable by law and, in such modified form, such provision shall be enforced.

13. Choice of Law and Forum.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of Florida, without reference to its conflicts of laws principles.  The Parties hereby irrevocably consent to the exclusive jurisdiction of the state or federal courts sitting in Jacksonville, Florida in connection with any controversy or claim arising out of or relating to this Agreement, Executive’s employment with the Company and/or the termination of such employment, and hereby waive any claim that such forum is inconvenient or otherwise improper.  Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any matter authorized by Florida law.

14. Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, representatives and assigns, provided, however, that this Agreement is assignable to any legal successor of the Company but this Agreement may not be assigned by Executive.  Nothing herein limits the right of Executive’s estate to receive all consideration provided for in this Agreement should Executive become deceased during the Compensation Period.

15. Return of Company Property.  The Executive acknowledges and agrees that he has delivered to the Company, without retaining any copies thereof, all evidence of the Confidential Information, including, without limitation, all notes, memoranda, records, files and other documents.  The Executive hereby further acknowledges and agrees that he has returned to the Company all other property of the Company or its respective affiliates that was in the possession or control of the Executive.

16. Entire Agreement.  With the exception of (i) the terms of the a21 stock incentive plan and (ii) the terms of the Employment Agreement that survive the termination of Executive’s employment with the Company pursuant to Section 6 above, which terms are hereby reaffirmed by Executive and incorporated herein in full by this reference, this Agreement constitutes the entire understanding and agreement between the Executive, the Company with regard to all matters contained herein, and supersedes all prior agreements and understandings among the Parties with respect to its subject matter.  This Agreement may not be changed, modified, superseded or canceled except by a written agreement that has been signed by the Executive and by a duly authorized officer of the Company.

17. Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any Party.  In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

18. Period for Review and Right to Revoke.  Company and Executive acknowledge and agree that,  (i) Executive has had 21 days from the receipt of  this Agreement in which to consider its terms (including, without limitation, Executive’s release and waiver of any and all claims under the ADEA) before executing it, (ii) changes to the terms of this Agreement, whether material or immaterial, will not restart this 21-day period, (iv) Executive will have seven (7) days after Executive’s execution of this Agreement in which to revoke Executive’s acceptance of this Agreement, in which event a written notice of such revocation must be received by the Company, on or before 5:00 p.m. (Eastern Time) on the seventh (7th) day, and (v) this Agreement will not become effective and enforceable until the seven (7) day revocation period has expired without revocation of the Agreement by Executive.

19. Voluntary and Knowing Execution of Agreement.  Executive acknowledges that he has been encouraged by the Company and its agents to and has had an adequate opportunity to consult with an attorney of his own choosing before signing this Agreement. By signing this Agreement, Executive acknowledges that (i) he has read this Agreement thoroughly, (ii) Executive fully understands the terms of this Agreement including, without limitation, the significance and consequences of the General Release in paragraph 4 above, (iii) Executive is executing this Agreement in exchange for consideration in addition to anything of value to which he/she is already entitled, and (iv) Executive is fully satisfied with the terms of this Agreement and is executing this Agreement voluntarily, knowingly and willingly and without duress.

20. Execution in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which taken together will constitute one and the same instrument.

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In WITNESS WHEREOF, the Parties have executed, or caused to be executed by a duly authorized representative, this Agreement as of the Effective Date.

a21, Inc.

SuperStock Inc  .

By:

Name: John Ferguson

Title: Chief Executive Officer

Date:

EXECUTIVE

Thomas Costanza

Date: